UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 19, 2005

Autobytel Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22239	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In connection with the appointment of Ariel Amir to the office of Chief Legal and Administrative Officer of the Company, the Company and Mr. Amir amended and restated the April 1, 2002 Employment Agreement, as amended, between them in an Employment Agreement (as amended and restated, the “Amir Employment Agreement”).

The Amir Employment Agreement is for a one year term and automatically renews for an additional one year period unless either party notifies the other of its intent not to renew no later than 120 days prior to the expiration of the one year term. Mr. Amir is entitled to an annual base salary of $265,000 during the term, and is eligible for a bonus of 50% of his annual base salary in the board’s discretion. In addition, Mr. Amir may participate in any benefit plans generally afforded to executive officers. If Mr. Amir’s employment is terminated without “cause” or if Mr. Amir terminates his employment with “good reason” (each as defined in the Amir Employment Agreement), Mr. Amir is entitled to a lump sum payment equal to his annual base salary plus bonus, as well as benefits for one year following such termination.

In the event of a change of control during the term of his employment or at any time during the six month period following such term, Mr. Amir is entitled to a lump sum payment equal to two times the sum of his annual base salary plus a bonus of 50% of annual base salary, so long as Mr. Amir agrees, if requested, to continue with the Company or any successor for no longer than 90 days after the change of control. If Mr. Amir’s compensation is deemed to be parachute payments under the Internal Revenue Code, then the Company has agreed to make additional payments to him to compensate for his additional tax obligations.

Mr. Amir will also be granted stock options to purchase 100,000 shares of the Company’s common stock, which shall vest, as to 33,333 of the options, on the one year anniversary of the date of grant, and thereafter approximately 2,777 of the options shall vest on each monthly anniversary of the date of grant, provided that the vesting of such options shall accelerate upon a change of control.

Item 9.01 Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
10.1	Employment Agreement dated July 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Autobytel Inc.

By:	/s/ Ariel Amir
Ariel Amir, Executive Vice President
and Chief Legal and Administrative Officer

Date: July 21, 2005

INDEX OF EXHIBITS

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
10.1	Employment Agreement dated July 19, 2005